Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kaixin Holdings

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration fee
Equity	Class A ordinary shares, par value $0.045 per share	Other	17,000,000	$0.225	(1)	$3,825,000	(1)	$153.10 per $1,000,000	$585.6075
Total Offering Amount									$585.6075
Total Fee Offsets									$-
Net Fee Due									$585.6075

(1)	The corresponding proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low prices for the Registrant’s ordinary shares as quoted on the Nasdaq Stock Market on October 8, 2024.

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